Exhibit 99.1

PRESS RELEASE

For Immediate Release

SPLUNK INC. ANNOUNCES CEO SUCCESSION PLAN

Doug Merritt Appointed President and CEO; Godfrey Sullivan Retires and Continues as

Non-executive Board Chairman

SAN FRANCISCO – November 19, 2015 –Splunk Inc. (NASDAQ: SPLK), provider of the leading software platform for real-time Operational Intelligence, today announced that Godfrey Sullivan, the Company’s President and Chief Executive Officer, has informed the Board of Directors that he will retire as President and Chief Executive Officer effective today, Thursday, November 19, 2015. The Board has appointed Doug Merritt, who previously served as the Company’s Senior Vice President, Field Operations, as President and Chief Executive Officer of the Company and has appointed Merritt to the Board of Directors, effective Thursday, November 19, 2015. Sullivan will remain on the Board and serve as non-executive Board Chair. Sullivan will continue to work closely with the Board and with Merritt to ensure a smooth transition and implementation of the Company’s long-term strategy.

“Since joining Splunk in 2008, Godfrey has been an outstanding and inspirational leader, growing the Company from 750 customers and $18 million of annual revenue to over 10,000 customers and trailing 12 month revenues of nearly $600 million,” said John Connors, lead independent director. “Godfrey has led Splunk to become the market leader in operational intelligence software, both in the cloud and on premises. He has also built a deep and talented management team that is well positioned, with Doug Merritt’s leadership, to continue Splunk’s momentum, disruptive innovation and success for many years to come.”

“Doug brings enormous management, sales, product and marketing skills to his new role,” Connors continued. “As senior vice president for field operations for Splunk, Doug has consistently delivered outstanding financial results. He has continued to build a world-class field organization and channel that are taking Splunk and its customers to new levels of success. Doug has served as a CEO and has also held senior leadership roles at large enterprise companies including Cisco, SAP, and PeopleSoft. We look forward to his continued outstanding performance as President and CEO and as a member of the Board.”

“I have never felt more excited about Splunk’s people, products and market opportunity,” said Sullivan. “Customers are delighted with the value our products deliver and are expanding their use of Splunk solutions across their organizations. We have incredible talent throughout the organization who are enabling our customers’ success every day and are the foundation of our future growth.  I’ve enjoyed driving the Board’s ongoing succession planning and appreciate their focus on this important process.  With the outstanding financial results that we are reporting today and the outlook for the rest of the year and FY17, I have concluded that now is the right time for me to make the logical progression to non-executive chair. I am pleased to pass the President and CEO baton to Doug, an enormously capable leader and executive.”

Splunk Inc. | www.splunk.com

“I am extremely honored and thrilled to become President and CEO of Splunk – one of the most disruptive, innovative and successful companies in technology,” said Merritt. “We will continue our laser focus on becoming the data fabric for businesses, government agencies, universities, and organizations. Our innovative products, outstanding people, and over 10,000 enthusiastic customers form a solid foundation upon which to build our future growth and success. I look forward to working with Godfrey on a smooth transition.”

Background on Doug Merritt

Doug Merritt has served as Senior Vice President of Field Operations at Splunk since 2014. Prior to joining Splunk, Merritt served as Senior Vice President of Products and Solutions Marketing at Cisco Systems, Inc., a networking company, from 2012 to 2014. From 2011 to 2012, he served as Chief Executive Officer of Baynote, Inc., a behavioral personalization and marketing technology company. Previously, Merritt served in a number of executive roles and as a member of the extended Executive Board at SAP A.G., from 2005 to 2011. From 2001 to 2004, Merritt served as Group Vice President and General Manager of the Human Capital Management Product Division at PeopleSoft Inc. (acquired by Oracle Corporation). He also co-founded and served as Chief Executive Officer of Icarian, Inc. (since acquired by Workstream Corp.), a cloud-based company, from 1996 to 2001. Merritt holds a B.S. from The University of the Pacific in Stockton, California.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding Splunk’s market opportunity and customer adoption and engagement, the value and capabilities realized by customers using Splunk’s products and services, and momentum and growth in the company’s business. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: the transition of Splunk’s President and Chief Executive Officer; Splunk’s limited experience transitioning executive officer roles; retention of Splunk’s executives and key employees; Splunk’s limited operating history and experience developing and introducing new products and services, including its cloud offerings; risks associated with Splunk’s rapid growth, particularly outside of the U.S.; Splunk’s ability to realize value from its significant investments in its business, including through acquisitions and product and service innovations; Splunk’s transition to a multi-product software and services solutions oriented business; Splunk’s inability to successfully integrate acquired businesses, products and technologies; and general market, political, economic and business conditions.

Additional information on potential factors that could affect Splunk’s financial results is included in the company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2015, which is on file with the U.S. Securities and Exchange Commission. Splunk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Splunk Inc. | www.splunk.com

About Splunk Inc.

Splunk Inc. (NASDAQ: SPLK) is the market-leading platform that powers Operational Intelligence. We pioneer innovative, disruptive solutions that make machine data accessible, usable and valuable to everyone. More than 10,000 customers in over 100 countries use Splunk software and cloud services to make business, government and education more efficient, secure and profitable. Join hundreds of thousands of passionate users by trying Splunk solutions for free: http://www.splunk.com/free-trials.

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Splunk, Splunk>, Listen to Your Data, The Engine for Machine Data, Hunk, Splunk Cloud, Splunk Light, SPL and Splunk MINT are trademarks and registered trademarks of Splunk Inc. in the United States and other countries. All other brand names, product names, or trademarks belong to their respective owners. © 2015 Splunk Inc. All rights reserved.

For more information, please contact:

Sherry Lowe

Splunk Inc.

415-852-5529

astinchfield@splunk.com

Investor Contact

Ken Tinsley

Splunk Inc.

415-848-8476

ktinsley@splunk.com

Splunk Inc. | www.splunk.com